Exhibit 10.29
2020 STOCK INCENTIVE PLAN
OF VERTIV HOLDINGS CO AND ITS AFFILIATES

STOCK OPTION AWARD AGREEMENT
FOR DIRECTORS

STOCK OPTION AWARD AGREEMENT (this “Agreement”) made in Columbus, Ohio, as of the following date (the “Grant Date”), between Vertiv Holdings Co (the “Company”) and the following individual (“Participant”).

Participant:
Date of Grant:
Number of Stock Options:
Exercise or Grant Price:

1.Grant of Option. The Company has granted you an Option to purchase Shares of Common Stock, subject to the provisions of this Agreement and the 2020 Stock Incentive Plan of Vertiv Holdings Co and its Affiliates, as may be amended from time to time (the “Plan”). This Option is a Nonqualified Stock Option.

2.Exercise Price. The purchase price of the Shares covered by the Option (“Exercise Price” or “Grant Price”).

3.Vesting. Except as otherwise provided herein, the Option will become exercisable in four equal annual cumulative installments of 25% on each anniversary of the Grant Date.

4.Term of Option. The Option must be exercised prior to the close of the New York Stock Exchange (“NYSE”) on the day before the tenth anniversary of the Grant Date (the “Expiration Date”), subject to the provisions below. If the NYSE is not open for business on the Expiration Date, the Option will expire at the close of the NYSE on the business day immediately preceding the Expiration Date.

5.Payment of Exercise Price. You may pay the Exercise Price by cash, certified check, bank draft, wire transfer, postal or express money order, or any other alternative method specified in the Plan and expressly approved by the Committee. Notwithstanding the foregoing, you may not tender any form of payment that the Committee determines, in its sole and absolute discretion, could violate any law or regulation.

6.Exercise of Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by contacting the Company’s approved third-party administrator. For additional information about such third- party administrator, you may contact the Company’s General Counsel or send an email inquiry to compensation@vertiv.com. If the Option is exercised after your death, the Company will deliver Shares only after the Company has determined that the person exercising the Option is the duly appointed executor or administrator of your estate or the person to whom the Option has been transferred by your will or by the applicable laws of descent and distribution.

7.Termination, Retirement, Disability or Death. The Option will vest and remain exercisable as follows:

Event	Vesting	Exercise
Death	Immediate vesting for all shares covered by this Option as of death.	Expires on the original expiration date.

Disability	Immediate vesting for all shares covered by this Option as of incurrence of Disability.	Expires on the original expiration date.

Retirement on or after age 65 and 10 Years of Service	Unvested Awards continue to vest on scheduled dates specified in Section 3 following Retirement.	Expires earlier of (i) original expiration date, or (ii) three (3) years after Retirement.

Voluntary termination (including retirement prior to age 65 and retirement prior to 10 Years of Service) or Involuntary termination without Cause (including removal by the Board of Directors without Cause and failure to be reelected)	Unvested Awards forfeited as of Termination of Employment.	Expires 90 days after Termination of Employment.

Involuntary termination for Cause	Unvested Awards forfeited as of Termination of Employment.	Vested Awards forfeited as of Termination of Employment.

Except as expressly provided in this Section 7, all rights hereunder shall cease to accrue as of the date of your Termination of Employment with the Company and its Affliliates. Further, you will not be entitled to receive additional awards hereunder after Termination of Employment.

8.Company Policy. If you are subject to the terms of the Vertiv Holdings Co Executive Change of Control Policy, you will enjoy the benefits provided for under the applicable Policy.

9.Withholdings. The Company shall be entitled to require a cash payment by or on your behalf in respect of any sums required or permitted by federal, state or local tax law to be withheld with respect to the exercise of the Option; provided, that, notwithstanding the foregoing, the Committee may permit you to satisfy the applicable tax obligations in accordance with the terms of Section 7.2 of the Plan.

10.Transfer of Option. You may not transfer the Option or any interest in the Option except by will or the laws of descent and distribution or except as permitted by the Committee and as specified in the Plan. Any other attempt to dispose of your interest will be null and void.

11.Requirements for and Forfeiture of Award. The Award is expressly contingent upon you complying with your fiduciary duties to the Company under all applicable law, including but not limited to Delaware General Corporation Law.

12.Adjustments. Any adjustments to the Option will be governed by Section 5.3 of the Plan.

13.Restrictions on Exercise. Exercise of the Option is subject to the conditions that, to the extent required at the time of exercise, (i) the Shares covered by the Option will be duly listed, upon official notice of issuance, upon the NYSE, and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

14.Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s applicable policies regarding, and are aware of and understand your obligations under U.S. federal securities laws in respect of, trading in the Company’s securities, and you agree not to use the Company’s “cashless exercise” program (or any successor program) at any time when you possess material nonpublic information with respect to the Company or when using the program would otherwise result in a violation of securities law. The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the exercise of the Option or by the disposition of Shares received upon exercise of the Option to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

15.Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent applicable laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

16.Plan Terms Govern. The exercise of the Option, the disposition of any Shares received upon exercise of the Option, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe. The Plan is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control unless otherwise stated in this Agreement. By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of this Agreement.

17.Personal Data.

a.By entering into this Agreement, and as a condition of the grant of the Option, you expressly consent to the collection, use, and transfer of personal data as described in this Section 17 to the full extent permitted by and in full compliance with applicable law.

b.You understand that the Company or its Affiliates holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, compensation, nationality, any shares or directorships held in the Company, details of all options or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

c.You further understand that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

d.You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

e.You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.

18.Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

a.The Company is granting your Option. Furthermore, this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

b.The Company may administer the Plan from outside your country of residence and United States law will govern all options granted under the Plan.

c.Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

d.The grant of the Option hereunder, and any future grant of an option under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Option nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.

e.The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of your service as a Director. The Company will not incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

f.Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

19.Limitations. Nothing in this Agreement or the Plan gives you any independent right to continue serving as a Director of the Company. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of the Option. You have no rights as a shareowner of the Company pursuant to the Option until Shares are actually delivered to you.

20.Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Option.

21.Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

22.Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

23.Acknowledgements and Acceptance. By accepting this Agreement, you agree that: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option, and that any prior agreements, commitments, or negotiations concerning the Option are replaced and superseded.